Exhibit 10.35

FIFTH AMENDED AND RESTATED

UNSECURED REVOLVING

DEMAND PROMISSORY NOTE

$40,000,000.00December 31, 2014

Section   Promise to Pay.  For and in consideration of value received, the undersigned, NL Industries, Inc., a corporation duly organized under the laws of the state of New Jersey ( “Borrower”), promises to pay, in lawful money of the United States of America, to the order of Valhi, Inc., a corporation duly organized under the laws of the state of Delaware (“Valhi”), or the holder hereof (as applicable, Valhi or such holder shall be referred to as “Noteholder”), the principal sum of FORTY MILLION and NO/100ths United States Dollars ($40,000,000.00) or such lesser amount as shall equal the unpaid principal amount of the loan made by Noteholder to Borrower together with interest on the unpaid principal balance from time to time pursuant to the terms of this Fifth Amended and Restated Unsecured Revolving Demand Promissory Note, as it may be amended from time to time (this “Note”).  This Note shall be unsecured and will bear interest on the terms set forth in Section 7 below. Capitalized terms not otherwise defined shall have the meanings given to such terms in Section 18 of this Note.

Section 2.  Amendment and Restatement.  This Note renews, replaces, amends and restates in its entirety the Fourth Amended and Restated Unsecured Revolving Demand Promissory Note dated December 31, 2013 in the original principal amount of $40,000,000.00 payable to the order of Noteholder and executed by Borrower (the “Fourth Amended Note”).  The Fourth Amended Note renewed, replaced, amended and restated in its entirety the Third Amended and Restated Unsecured Revolving Demand Promissory Note dated December 31, 2012 in the original principal amount of $40,000,000.00 payable to the order of Noteholder and executed by Borrower (the “Third Amended Note”).  The Third Amended Note renewed, replaced, amended and restated in its entirety the Second Amended and Restated Unsecured Revolving Demand Promissory Note dated December 13, 2011 in the original principal amount of $40,000,000.00 payable to the order of Noteholder and executed by Borrower (the “Second Amended Note”).  The Second Amended Note renewed, replaced, amended and restated in its entirety the First Amended and Restated Unsecured Revolving Demand Promissory Note dated December 31, 2010 in the original principal amount of $40,000,000.00 payable to the order of Noteholder and executed by Borrower (the “First Amended Note”). The First Amended Note renewed, replaced, amended and restated in its entirety the Unsecured Revolving Demand Promissory Note dated June 23, 2010 in the original principal amount of $40,000,000.00 payable to the order of Noteholder and executed by Borrower (the “Original Note”).  This Note renews, replaces, amends and restates in its entirety the Fourth Amended Note, the Third Amended Note, the Second Amended Note, the First Amended Note and the Original Note (collectively, the “Prior Notes”); provided that such amendment and restatement shall operate to renew, amend and modify the rights and obligations of the parties under each Prior Note, as provided herein, but shall not extinguish the obligations under each Prior Note, nor effect a novation thereof.  As of the close of business on December 31, 2014, the unpaid principal balance of the Fourth Amended Note was nil and the accrued and unpaid interest thereon was nil, which are the principal and accrued and unpaid interest owed under this Note as of the close of business on the date of this Note.  This Note contains the entire understanding between the Noteholder and the Borrower with respect to the transactions contemplated hereby and supersedes all other instruments, agreements and understandings between the Noteholder and the Borrower with respect to the subject matter of this Note.

Section 2.  Place of Payment.  All payments will be made at Noteholder’s address at Three Lincoln Centre 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697, Attention:  Treasurer, or such other place as Noteholder may from time to time appoint in writing.

Section 3.  Payments.  The unpaid principal balance of this Note and any unpaid and accrued interest thereon shall be due and payable on the Final Payment Date.  Prior to the Final Payment Date, any unpaid and accrued interest on an unpaid principal balance shall be paid in arrears quarterly on the last day of each March, June, September and December, commencing March 31, 2015.  All payments on this Note shall be applied first to accrued and unpaid interest, next to accrued interest not yet payable and then to principal.  If any payment of principal or interest on this Note shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and the payment shall be the amount owed on the original payment date.

Section 3.  Prepayments.  This Note may be prepaid in part or in full at any time without penalty.

Section 3.  Borrowings.  Prior to the Final Payment Date, Noteholder expressly authorizes Borrower to borrow, repay and re-borrow principal under this Note in increments of $100,000 on a daily basis so long as:

•	the aggregate outstanding principal balance does not exceed $40,000,000.00; and
•	no Event of Default has occurred and is continuing.

Notwithstanding anything else in this Note, in no event will Noteholder be required to lend money to Borrower under this Note and loans under this Note shall be at the sole and absolute discretion of Noteholder.

Section 5.  Interest.  The unpaid principal balance of this Note shall bear interest at the rate per annum of the Prime Rate plus two and three-quarters percent (2.75%).  In the event that an Event of Default occurs and is continuing, the unpaid principal amount shall bear interest from the Event of Default at the rate per annum of the Prime Rate plus four percent (4.00%) until such time as the Event of Default is cured.  Accrued interest on the unpaid principal of this Note shall be computed on the basis of a 365- or 366-day year for actual days (including the first, but excluding the last day) elapsed, but in no event shall such computation result in an amount of accrued interest that would exceed accrued interest on the unpaid principal balance during the same period at the Maximum Rate. Notwithstanding anything to the contrary, this Note is expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to Noteholder exceed the Maximum Rate.  If, from any circumstances whatsoever, Noteholder shall ever receive as interest an amount that would exceed the Maximum Rate, such amount that would be excessive interest shall be applied to the reduction of the unpaid principal balance and not to the payment of interest, and if the principal amount of this Note is paid in full, any remaining excess shall be paid to Borrower, and in such event, Noteholder shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the highest lawful rate permissible under applicable law.  All sums paid or agreed to be paid to Noteholder for the use, forbearance or detention of the indebtedness of Borrower to Noteholder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full of the principal (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Maximum Rate.  If at any time the Contract Rate is limited to the Maximum Rate, any subsequent reductions in the Contract Rate shall not reduce the rate of interest on this Note below the Maximum Rate until the total amount of interest accrued equals the amount of interest that would have accrued if the Contract Rate had at all times been in effect.  In the event that, upon the Final Payment Date, the total amount of interest paid or accrued on this Note is less than the amount of interest that would have accrued if the Contract Rate had at all times been in effect with respect thereto, then at such time, to the extent permitted by law, in addition to the principal and any other amounts Borrower owes to the Noteholder, the Borrower shall pay to the Noteholder an amount equal to the difference between:  (i) the lesser of the amount of interest that would have accrued if the Contract Rate had at all times been in effect or the amount of interest that would have accrued if the Maximum Rate had at all times been in effect; and (ii) the amount of interest actually paid on this Note.

Section 6.  Remedy.  Upon the occurrence and during the continuation of an Event of Default, Noteholder shall have all of the rights and remedies provided in the applicable Uniform Commercial Code, this Note or any other agreement with Borrower and in favor of Noteholder, as well as those rights and remedies provided by any other applicable law, rule or regulation.  In conjunction with and in addition to the foregoing rights and remedies of Noteholder, Noteholder may declare all indebtedness due under this Note, although otherwise unmatured, to be due and payable immediately without notice or demand whatsoever. All rights and remedies of Noteholder are cumulative and may be exercised singly or concurrently.  The failure to exercise any right or remedy will not be a waiver of such right or remedy.

Section 7.  Right of Offset.  Noteholder shall have the right of offset against amounts that may be due by Noteholder now or in the future to Borrower against amounts due under this Note.

Section 8.  Record of Outstanding Indebtedness.  The date and amount of each repayment of principal outstanding under this Note or interest thereon shall be recorded by Noteholder in its records.  The principal balance outstanding and all accrued or accruing interest owed under this Note as recorded by Noteholder in its records shall be the best evidence of the principal balance outstanding and all accrued or accruing interest owed under this Note; provided that the failure of Noteholder to so record or any error in so recording or computing any such amount owed shall not limit or otherwise affect the obligations of Borrower under this Note to repay the principal balance outstanding and all accrued or accruing interest.

Section 9.  Waiver.  Borrower and each surety, endorser, guarantor, and other party now or subsequently liable for payment of this Note, severally waive demand, presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, notice of the intention to accelerate, notice of acceleration, diligence in collecting or bringing suit against any party liable on this Note, and further agree to any and all extensions, renewals, modifications, partial payments, substitutions of evidence of indebtedness, and the taking or release of any collateral with or without notice before or after demand by Noteholder for payment under this Note.

Section 10.  Costs and Attorneys’ Fees.  In addition to any other amounts payable to Noteholder pursuant to the terms of this Note, in the event Noteholder incurs costs in collecting on this Note, this Note is placed in the hands of any attorney for collection, suit is filed on this Note or if proceedings are had in bankruptcy, receivership, reorganization, or other legal or judicial proceedings for the collection of this Note, Borrower and any guarantor jointly and severally agree to pay on demand to Noteholder all expenses and costs of collection, including, but not limited to, reasonable attorneys’ fees incurred in connection with any such collection, suit, or proceeding, in addition to the principal and interest then due.

Section 11.  Time of Essence.  Time is of the essence with respect to all of Borrower’s obligations and agreements under this Note.

Section 12.  Jurisdiction and Venue.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS. BORROWER CONSENTS TO JURISDICTION IN THE COURTS LOCATED IN DALLAS, TEXAS.

Section 13.  Notice.  Any notice or demand required by this Note shall be deemed to have been given and received on the earlier of (i) when the notice or demand is actually received by the recipient or (ii) 72 hours after the notice is deposited in the United States mail, certified or registered, with postage prepaid, and addressed to the recipient.  The address for giving notice or demand under this Note (i) to Noteholder shall be the place of payment specified in Section 3 or such other place as Noteholder may specify in writing to Borrower and (ii) to Borrower shall be the address below Borrower’s signature or such other place as Borrower may specify in writing to Noteholder.

Section 14.  Amendment or Waiver of Provisions of this Note.  No amendment or waiver of any provision of this Note shall in any event be effective unless the same shall be in a writing referring to this Note and signed by the Borrower and the Noteholder.  Such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which given.  No waiver of any of the provisions of this Note shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

Section 14.  Successors and Assigns.  All of the covenants, obligations, promises and agreements contained in this Note made by Borrower shall be binding upon its successors and permitted assigns, as applicable.  Notwithstanding the foregoing, Borrower shall not assign this Note or its performance under this Note without the prior written consent of Noteholder.  Noteholder at any time may assign this Note without the consent of Borrower.

Section 16.  Definitions.  For purposes of this Note, the following terms shall have the following meanings:

“Business Day” shall mean any day banks are open in the state of Texas.

(a)“Contract Rate” means the amount of any interest (including fees, charges or expenses or any other amounts that, under applicable law, are deemed interest) contracted for, charged or received by or for the account of Noteholder.

(b)“Event of Default” wherever used herein, means any one of the following events:

(i)Borrower fails to pay any amount due on this Note and/or any fees or sums due under or in connection with this Note after any such payment otherwise becomes due and payable and three Business Days after demand for such payment;

(ii)Borrower otherwise fails to perform or observe any other provision contained in this Note and such breach or failure to perform shall continue for a period of thirty days after notice thereof shall have been given to Borrower by Noteholder;

(iii)a case shall be commenced against Borrower, or Borrower shall file a petition commencing a case, under any provision of the Federal Bankruptcy Code of 1978, as amended, or shall seek relief under any provision of any other bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or shall consent to the filing of any petition against it under such law, or Borrower shall make an assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver, trustee or liquidator of Borrower or all or any part of its property; or

(iv)an event occurs that, with notice or lapse of time, or both, would become any of the foregoing Events of Default.

(d)“Final Payment Date” shall mean the earlier of:

•	written demand by Noteholder for payment of all or part of the principal and interest accrued and unpaid thereon, but in any event no earlier than March 31, 2016;
•	December 31, 2016; or
•	acceleration as provided herein.

(c)“Maximum Rate” shall mean the highest lawful rate permissible under applicable law for the use, forbearance or detention of money.

“Prime Rate” shall mean the fluctuating interest rate per annum in effect from time to time equal to the base rate on corporate loans as reported as the Prime Rate in the Money Rates column of The Wall Street Journal or other reliable source.

BORROWER:

NL Industries, Inc.

By:

John A. St. Wrba, Vice President and Treasurer

Address:

5430 LBJ Freeway, Suite 1700

Dallas, Texas   75240-2697

As of the date hereof, Valhi, Inc., as Noteholder, hereby agrees that this Note renews, replaces, amends and restates in its entirety each Prior Note (but shall not extinguish the obligations under each Prior Note, nor effect a novation thereof) and that the unpaid principal of nil and the accrued and unpaid interest thereon of nil that was owed under the Fourth Amended Note as of the close of business on December 31, 2014 are the unpaid principal and the accrued and unpaid interest thereon, respectively, owed under this Note as of the close of business on the date of this Note.

Valhi, Inc.

By:

Gregory M. Swalwell

Executive Vice President and Controller